Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

I previously issued my report, accompanying the financial statements of the Registrant for the year ended June 30, 2004, dated July 22, 2004, filed with the Registrant's registration statement on Form 10-SB. I hereby consent to the incorporation by reference of said report in the registration statement on Form S-8 filed with the SEC by the Registrant.

Michael F. Cronin, CPA
/s/ Michael F. Cronin, CPA

Rochester, New York
July 27, 2005